Exhibit 2.1

                         COMMON STOCK PURCHASE AGREEMENT


     COMMON STOCK PURCHASE AGREEMENT made as of this 1st day of February, 2005, by and among MICRO SYSTEMS, INC., a Florida corporation (the "Company"), MSI ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and the persons whose signatures appear at the foot hereof (individually a "Stockholder" and collectively the "Stockholders").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Stockholders in the aggregate own 975,700 shares of common stock, $0.01 par value per share (the "Common Stock"), representing all of the outstanding capital stock of the Company; and

     WHEREAS, the Purchaser and the Stockholders have agreed to the sale by the Stockholders to the Purchaser of all of the outstanding Common Stock of the Company upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements herein set forth, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

     1. Definitions

     1.1 Definition of Certain Terms.

                As used herein, the following terms shall have the following meanings:

     Affiliate: means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement: means this Stock Purchase Agreement.

     Applicable Law: means with respect to any Person, any statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority of the United States, or other foreign jurisdiction

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applicable to such Person or any of its Affiliates or ERISA Affiliates or any of
their respective properties, assets, officers, directors, employees, consultants
or  agents  (in  connection   with  such  officer's,   director's,   employee's,
consultant's or agent's activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

     Closing: as defined in Section 4.1.

     Closing Date: as defined in Section 4.1.

     Company: as defined in the Preamble to this Agreement.

     Code: means the Internal Revenue Code of 1986, as amended, together with the U.S. Treasury rulings and regulations promulgated thereunder. Contracts : means all contracts, agreements, arrangements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, which relate to the Company and to which the Company is a party or is otherwise bound by, or subject to on the Closing Date, including the Material Contracts.

     Damages: means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents or independent contractors incurred in investigating, preparing for and defending any thereof, and for avoidance of doubt references in this Agreement to Damages include Environmental Liabilities.

     Employee Benefit Plan: means any pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any Employee benefit plan" as defined in Section 3(3) of ERISA to which the Company contributes or is a party or is bound or under which it may have liability and which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit.

     Environmental Law: means all laws, regulations, statutes, codes, permits, orders, decrees, rules, judgments and decisions, including applicable precedent and principles of common law, relating to the protection of human health or the environment, including, but not limited to, those relating to (a) the release, threatened release, containment, investigation, removal, remediation, response, cleanup or abatement of any Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Hazardous Material; (c) the protection, pollution or cleanup of the Environment;
(d) the condition of any building, facility, fixture or other structure; (e) the protection of the health and safety of employees or the public.

     Environmental Liabilities: means all Damages incurred (i) to comply with, or by reason of the violation of, any Environmental Law; (ii) to investigate, respond to, remediate or otherwise which result from the release or threatened release of a Hazardous Material; or (iii) by reason of any injury to person, property or the natural resources caused by or resulting from any environmental conditions present at, created by, or arising out of the current or former

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operations  of the  Company or of any prior  owner or  operator of a facility or site at which the Company operates, has operated or disposes or has disposed of any Hazardous Material.

     ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

     Escrow Agent: means the firm of Matthews & Hawkins, P.A.

     Escrow Agreement: means the agreement among the Escrow Agent, Stockholders' Representative (on behalf of the Stockholders), the Company and the Purchaser in the form attached hereto as Exhibit C. Upon execution of this Agreement, the Escrow Agreement between the Company and the Purchaser in the form attached hereto shall be executed and delivered to each party.

     GAAP: means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved. Governmental Authority: means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     Hazardous Material: means (a) any substance, pollutant, containment chemical, raw material product, byproduct, waste or other material which is now or hereafter classified, identified, listed or regulated in any concentration under or by any Environmental Law, now or hereafter in effect, or other comparable laws; (b) any petroleum, hydrocarbon, asbestos containing material, lead containing paint or plumbing, polychlorinated biphenyls, reactive materials or radon; or (c) any other substance or material or waste which is or becomes subsequently the subject of regulatory action by any Government Authority pursuant to any applicable Environmental Law.

     Indebtedness: of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) under capital leases and (d) in the nature of guarantees of the obligations described in clauses (a) through (c) above of any other Person.

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     Intellectual Property:  means any patent, patent application and invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, servicemark, brand mark or brand name or any pending application related thereto, or any trade secret, proprietary know-how, programs or processes or any similar rights relating to the Company, and each license or licensing agreement for any of the foregoing.

     Inventory: means all items of inventory owned or maintained by the Company including all supplies, containers, packaging materials, raw materials, work-in progress, finished goods and samples of the Company, and any claims, credits and rights of recovery with respect to the Inventory.

     Knowledge of Purchaser or Company: means the actual knowledge of any of the Persons and the knowledge they would have had had they made commercially reasonable inquiry and investigation.

     Liability: means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

     Lien: means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

     Material Adverse Effect: means any circumstance, change or effect that, individually or when taken together with all other such circumstances, changes or effects is materially adverse to the Company.

     Permitted Liens: means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP.

     Person: means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

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     Tax or Taxes: means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, cost, surcharge or interest) whenever and wherever imposed or assessed by, or payable to, any Governmental Authority.

     Tax  Return:  means  all  notices,   elections,   accounts,   computations,
documentation, returns, reports, forms or other information required to be filed or which ought to be filed with respect to any Tax.

     2. Purchase and Sale of Stock

     In reliance on the representations and warranties contained herein and subject to all of the terms and conditions hereof, each of the Stockholders hereby severally (and not jointly) agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Stockholders, on the Closing Date, all of the issued and outstanding Common Stock held by each of the Stockholders (the "Stock").

     3. Purchase Price.

     Purchase Price. In full consideration of the sale of the Stock and subject to the terms and conditions hereinafter set forth, the Purchaser hereby agrees at the Closing to pay to the Person designated by the Stockholders as their representative ("Stockholders' Representative"), NINETEEN MILLION SEVEN HUNDRED SIXTY SEVEN THOUSAND ($19,767,000.00) DOLLARS by wire transfer in immediately available funds to be allocated among the Stockholders in the proportion set forth on Schedule 3.1 (the "Purchase Price").

     4. The Closing.

     4.1 Place and Date

     The closing of the transactions contemplated by this Agreement shall take place at the Company's offices in Fort Walton Beach, Florida or at such other place as the parties may agree upon in writing, on or before February 2, 2005, (or at such earlier time as the parties agree upon in writing). The closing is referred to in this Agreement as the "Closing" and the date of the closing is referred to herein as the "Closing Date".

     4.2 Documents to be delivered by the Stockholders and the Company.

     (a) Upon execution of this Agreement, the Standstill Agreement among the Company, the Stockholders and the Purchaser in the form attached hereto as Exhibit A and the Escrow Agreement attached hereto as Exhibit C shall be executed and delivered to each party.

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     (b) The non-competition agreements of Kevin Ferguson and Dale Gates, in the form attached hereto as Exhibit B-1, and the non-competition  agreement of Larry
W. Cooper, Thomas Ferguson, Jr. and Cortez A. Proctor in the form attached hereto as Exhibit B-2 (collectively Exhibit B-1 and Exhibit B-2 may sometimes be referred to herein as the "Non-competition Agreements") shall be executed and delivered to Purchaser at Closing.

     (c) At the date of this Agreement, a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, the Standstill Agreement, and a certificate of its secretary or assistant secretary dated the date of this Agreement, to the effect that such resolutions were duly adopted and are in full force and effect shall be delivered to the Purchaser;

     (d) At the Closing, each of the Stockholders or the Company, as the case may be, shall deliver to the Purchaser the following:

     (i) a certificate of the Company's secretary or its assistant secretary dated the Closing Date to the effect that the resolutions referred to in
     Section 4.2(c) are in full force and effect.

     (ii) stock certificates for all the Stock.

     (iii) the opinions, certificates and other documents or instruments specified in Section 8.1 of this Agreement; and

     (e) the Stockholders and the Company shall each execute such other documents and instruments and take such action as may be necessary or reasonably requested by the Purchaser to fully vest in Purchaser full title to the Stock and place the Purchaser in possession and control of the Company and its assets.

     4.3 Documents to be Delivered by the Purchaser.

     (a) Upon execution of this Agreement, the Purchaser shall execute the Escrow Agreement in the form attached hereto as Exhibit C and deliver it to the Company and shall deliver to the Stockholders a copy of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement by the Purchaser, and a certificate of its secretary or assistant secretary, to the effect that such resolutions were duly adopted and are in full force and effect.

     (b) At the Closing, the Purchaser shall deliver to the Stockholders:

     (i) a certificate of the Purchaser's secretary or its assistant secretary dated the Closing Date to the effect that the resolutions referred to in
     Section 4.3(a)(ii) are in full force and effect;


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     (ii)  the  opinions,   certificates  and  other  documents  or  instruments
     specified in Section 8.2 of this Agreement; and

     (iii) the Purchaser shall deliver to the Stockholders' Representative the cash portion of the Purchase Price.

     4.4 Form of Documents.

     Unless specifically otherwise provided herein, all documents to be delivered pursuant to this Section 4 by one party to the other party to this Agreement shall be in form and substance reasonably satisfactory to such other party and its counsel.

     5. Representations and Warranties of the Stockholders and the Company.

     The Stockholders and the Company, jointly and severally, (except with respect to Sections 5.2 and 5.3 as they pertain to the legal capacity and actions of the Stockholders, in which case the Stockholders severally, and not jointly) represent and warrant to the Purchaser as of the date hereof and as of the Closing Date, as follows:

     5.1 Organization and Authority.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite power and authority (corporate and governmental) to own, operate and lease its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect on the Company. Except as set forth in Schedule 5.1, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Schedule 5.1 sets forth the jurisdictions in which the Company is incorporated and licensed or qualified to do business.

     5.2 Authorization of Agreements.

     The Stockholders have the legal capacity to execute, deliver and perform their respective obligations under this Agreement and the Non-Competition Agreement. This Agreement has been duly executed and delivered by each of the Stockholders and constitutes the legal, valid and binding obligation of each of the Stockholders enforceable against each of them in accordance with its terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. The Company has the power and authority to execute, deliver and perform its obligations under this Agreement, the Escrow Agreement and the Standstill

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Agreement.  This Agreement,  the Escrow  Agreement and the Standstill  Agreement
have been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in
effect  and  subject  to  the  application  of  equitable   principles  and  the
availability of equitable remedies.

     5.3 Capital Stock.

     The authorized, issued and outstanding capital stock of the Company are set forth on Schedule 5.3. All of the outstanding capital stock of the Company has been duly authorized and is validly issued, fully paid and nonassessable. All outstanding capital stock and any other outstanding securities of the Company were issued in compliance with all federal and state securities laws. The lawful, registered and beneficial owners (and their addresses) of all shares of the capital stock of the Company and the number of shares held by each is as indicated on Schedule 5.3 hereto. The Stockholders have, and on the Closing Date will convey to the Purchaser, good title to the Stock free and clear of any security interest, claim, Lien, pledge, option, or encumbrance whatsoever or any restrictions except for restrictions under applicable securities laws. There are no rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind authorized or outstanding to purchase or otherwise acquire from the Stockholders, the Company, or any other person, any shares of stock, or securities or obligations of any kind convertible into or exchangeable for any shares of stock, of any class of the Company or any other equity interest in the Company. There is no proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the right to vote any share of Stock, except the Shareholders Agreement identified in Schedule 5.12(b).

     5.4 No Conflicts.

     The execution, delivery and performance of this Agreement, the Non-Competition Agreements, the Standstill Agreement, the Escrow Agreement and any other agreement or document contemplated herein or therein and the consummation of all of the transactions contemplated hereby and thereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any court to which the Company is subject or any Governmental Authority; and (ii) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any Lien upon any of the assets of the Company (except for Permitted Liens) pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or bylaws of the Company, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute or

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regulation to which the  Stockholders  or the Company is a party or by which the
Stockholders or the Company or any of their assets may be bound, except for any such violations, conflicts, breaches, defaults or other occurrences which would not have a Material Adverse Effect on the Company, and (iii) do not and will not require the consent of any natural person, firm, partnership, association, corporation or trust, except for any such consent which would not have had a Material Adverse Effect on the Company.

     5.5 Financial Statements.

     Schedule 5.5 sets forth the unaudited financial statements of the Company for the years ended December 31, 2001, December 31, 2002 and December 31, 2003 and the nine months ended September 30, 2004 ("Financial Statements").

(b) Except as set forth on Schedule 5.5, for the relevant periods, the financial statements: (1) are complete and correct in all material respects; (2) present fairly the consolidated financial position of the Company at such dates and the results of operations and changes in financial position for the respective periods ended on such dates; and (3) are in accordance with the books and records maintained by the Company in all material respects.

(c) Except as set forth on Schedule 5.5, as of September 30, 2004, the Company had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, not shown and adequately provided for in the Financial Statements as of such date or in the Schedules to this Agreement or in the Notes to the Financial Statements.

     5.6 Taxes.

     The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since 1986 for all Federal, state and local income tax purposes, and the Company and the Stockholders shall not revoke or otherwise terminate the Company's election to be taxed as an S corporation up to and including the Closing Date. Since 1986, the Company has not acquired stock of any other corporation, has not formed any subsidiary; and the Company has not in the past 10 years acquired assets from another corporation either in a tax free or taxable transaction. The Company has never been a member of another consolidated group within the meaning of Code Sections 1502 and 1504.

     True and correct copies of the Company's federal and state income tax returns for the years ended 2001, 2002 and 2003 have been delivered to the Purchaser. All tax returns (including information returns) required by any jurisdiction to have been filed by or with respect to the Company have been timely filed, and all taxes shown due on such returns have been paid.

     Except as set forth in Schedule 5.6, all liabilities of the Company to any jurisdiction for taxes of every kind and nature, including interest thereon and penalties with respect thereto, (collectively "Taxes") relating to any period

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ending on or prior to September  30, 2004,  have been timely paid by the Company or are accrued and provided for in the Financial Statements for the relevant periods. Any liability for Taxes incurred by the Company since September 30, 2004 was incurred in the ordinary course of business.

     Except as set forth in Schedule 5.6, the U.S. federal income tax returns and state and foreign income tax returns of the Company have not been audited by the Internal Revenue Service or other taxing authority within the past five years. Neither the Internal Revenue Service nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to the Company; there are no pending or, to the knowledge of the Company and the Stockholders, threatened tax claims or assessments; and there are no pending or, to the knowledge of the Company and the Stockholders, threatened tax examinations by any taxing authorities.

     The Company has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns for any fiscal year.

     5.7 Title to Assets.

     Except as set forth in Schedule 5.7, the Company has valid title to all of its personal property and valid leasehold interests in all real and personal property leased by it, free and clear of all claims, Liens and other encumbrances of any kind whatsoever, excluding (i) any Permitted Liens, which, in the aggregate, do not exceed $25,000; (ii) defects, zoning restrictions, restrictions on use, irregularities, encumbrances or clouds on title of real property, which do not materially impair the property affected thereby for the purpose for which it was acquired or leased; and (iii) any mortgages, pledges, security interests, restrictions and other encumbrances caused by parties other than the Company or the Stockholders relating to any leased real property, which, in the aggregate, do not materially affect the use and enjoyment of such leased real property by the Company. No instrument, easement, license or grant of record, applicable zoning or building law, ordinance or administrative regulation or other impediment of any kind prohibits or interferes with, limits or impairs, or would, if not permitted by any prior nonconforming use, prohibit or interfere with or limit or impair, the use, operation, maintenance of, or access to, or the value of, the real or personal property owned or leased by the Company as presently used, operated, maintained and accessed by the Company to carry on its business as presently conducted. All of the assets and properties owned or leased by the Company are (i) sufficient and adequate to carry on its business as presently conducted; (ii) are in as good condition and repair as necessary to carry on its business as presently conducted, normal wear and tear excepted, and are in a state of maintenance, repair and operating condition required for the proper operation and use thereof as necessary to carry on its business as presently conducted; and (iii) comply with all applicable federal, state or local laws, ordinances, rules and regulations and with the terms and conditions of all leases and other agreements affecting or relating to any such property, except where the noncompliance with any of the foregoing does not have a Material Adverse Effect on the Company.

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        5.8     Real Property.

     The Company does not own any real property. Schedule 5.8 sets forth a true and complete list of all leases of real property to which the Company is a party. Except as set forth in Schedule 5.8, the Company enjoys quiet possession under all of its leases of real property, each of which is enforceable in accordance with its terms against the lessor thereunder and the Company is not in default under the terms of any of said leases; and no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, could constitute such a default.

        5.9     Personal Property.

     Schedule 5.9 hereto sets forth a true and complete list of all items of personal property owned or leased by the Company and the location of each such item. No shortage or damage exists in (i) any raw materials, supplies, work in process or finished goods owned by customers or suppliers of the Company and stored upon their premises of the business or (ii) any other items of personal property owned by another for which the Company is accountable to another, and any such items referred to in clauses (i) or (ii) are described in Schedule 5.9 hereto.

        5.10    Inventory

     The inventory based on the Company's method of accounting as of September 30, 2004, and all additions thereto acquired since September 30, 2004 and now on hand, consist of items which are in good condition, of a quantity and quality usable and saleable in the ordinary course of business and are adequate and appropriate for the business of the Company as now conducted. There is no obsolete nor slow moving inventory. Finished goods in such inventory conform to specifications, including without limitation all applicable governmental regulations, are free from defects and are marketable in their current condition.

        5.11    Accounts Receivable.

     All accounts receivable, net of reserves, shown on the balance sheet as of September 30, 2004, and all accounts receivable acquired by the Company since
September 30, 2004, net of reserves established consistent with the reserves shown on the balance sheet as of September 30, 2004, have been collected or will be collected and are subject to no known counterclaims or setoffs, except for unliquidated customer deposit obligations associated with milestone billings as noted on Schedule 5.11. All such accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company.

     5.12 Material, Service Agreements; Other Contracts.

     (a) Schedule 5.12(a) sets forth a complete list with regard to the Company of (i) all bids, applications or proposals submitted by any of them to provide materials or services with a value of $25,000 or more to any Person and for which the award, approval or selection is pending, (ii) all contracts or agreements for the provision of materials or services with a value of $25,000 or more to which the Company is a party and which has not yet been performed in full (the items referred to in the foregoing clauses (i) and (ii) being herein collectively called the "Material/Service Agreements"). All of such Material/Service Agreements are fully performable by the Company in compliance with their terms. To the knowledge of the Company and the Stockholders, no grounds exist for the termination or cancellation of any Material/Service Agreement by the other party thereto.

     (b) The Company is a party to numerous Contracts, many of which are de minimis in nature involving internal Company operations. However, except as disclosed in Schedule 5.12(b) hereto, the Company is not a party to or bound by any Contract which is a:

     (i) contract, commitment or arrangement involving, in any one case, $25,000 or more;

     (ii) contract with a term of, or requiring performance, more than six months from its date;

     (iii) lease or lease purchase agreement, mortgage, conditional sale or title retention agreement, indenture, security agreement, credit agreement, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity;

     (iv) commitment, contract or undertaking for the purchase or use of services, materials, supplies, inventory, machinery or equipment and involving more than $50,000 in the aggregate;

     (v) employment contracts or agreements;

     (vi) sales representative or similar type agreements;

     (vii) contract or agreement with any labor union or other collective bargaining group;

     (viii) note, loan, credit or financing agreement or other contract for money borrowed, and all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing;

     (ix) guarantee;

     (x) contract or understanding regarding any capital expenditures in excess of $25,000;

     (xi) agency (sales or otherwise), distribution, brokerage (including, without limitation, any brokerage or finder's agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising agreement;

     (xii) contract with investment bankers, accountants, attorneys, consultants or other independent contractors;

     (xiii) shareholder agreement or contract with any Stockholder (or family member thereof), director or officer of the Company or any Affiliate of such persons, except agreements or contracts referred to herein which relate to the transactions contemplated by this Agreement;

     (xiv) contract, commitment or arrangement which would restrain the Company from engaging or competing in any business or to maintain the confidentiality of any matter, except agreements made in the ordinary course of business to maintain confidentiality of their vendors and customers;

     (xv) contract, commitment or arrangement not made in the ordinary course of business;

     (xvi) permit or franchise which is material to the business of the Company, taken as a whole or license or royalty agreement requiring an annual payment of $25,000 or more by the Company; and

     (xvii) bonus, pension, savings, welfare, profit sharing, stock option, retirement, commission, executive compensation, hospitalization, insurance or similar plan providing for employee benefits or any other arrangement providing for benefit or any former or current employees or for the remuneration, direct or indirect, of the directors, officers or employees of the Company.

     (c) The Stockholders have made available to the Purchaser at the Company's offices correct and complete copies of all of the Contracts and other documents listed in Schedules 5.12(a) and 5.12(b) hereto and all amendments thereto and any waivers granted thereunder (the "Scheduled Contracts"). Except as specifically set forth on Schedules 5.12(a) and 5.12(b), the sale of the Stock to the Purchaser and the consummation of the other transactions contemplated by this Agreement are not a violation of or grounds for the modification or cancellation of any of the Scheduled Contracts or for the imposition of any penalty or security interests thereunder. No unresolved disputes are pending or, to the Stockholders' knowledge, threatened under or in respect of any such Scheduled Contracts. The Company has no outstanding power of attorney other than routine power of attorney relating to representation before governmental agencies or given in connection with qualification to do business in another jurisdiction.

     Except as described in Schedule 5.12(a) and (b) hereto, all Scheduled Contracts described in such Schedule 5.12(a) and (b) are valid and enforceable in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies; and there is not, under any of such documents or agreements or any obligation, or covenant or condition contained therein, any existing default by the Company, or to the Stockholders knowledge by any other party, or any event which with notice, lapse of time, or both, would constitute a default and which would have an adverse effect of $25,000 or more on the Company.

     5.13 Intellectual Property.

     Schedule 5.13 hereto sets forth a true and complete list of all Intellectual Property and copyrights and copyright applications and renewals thereof owned by the Company (the "Intellectual Property"). All the Intellectual Property is owned by the Company free and clear of any and all licenses, Liens, claims, security interests, charges or other encumbrances or restrictions of any kind, and no licenses for the use of any of such rights or trade secrets have been granted by the Company to any third parties, except as set forth in
Schedule 5.13 hereto. All of the Intellectual Property and the trade secrets are valid, enforceable and in good standing, and are sufficient and appropriate for the conduct of business of the Company as currently conducted and as proposed to be conducted and, subsequent to the Closing, the same will be available for use on the same terms and conditions as prior to the Closing. The sale of the Stock to the Purchaser and the consummation of the other transactions contemplated hereby will not adversely affect any rights in the Intellectual Property of the Company. To the knowledge of the Company and the Stockholders, the operation of the business of the Company does not infringe in any way on any patent, trademark, trade name, copyright, trade secret, contract, license or other similar right, of any person, and the Company does not license any such right from others except as set forth on Schedule 5.13. No claim is pending or, to the knowledge of the Company and the Stockholders, threatened, with respect to such infringement or conflict. To the knowledge of the Company and the Stockholders, no other intellectual property or trade secret other than those owned or licensed by the Company is required for its business as presently conducted. The Stockholders have no knowledge of any infringement by any third parties upon any of the Intellectual Property.

     5.14 Insurance.

     Schedule 5.14 hereto contains a complete and correct list of all insurance policies maintained by the Company together with a schedule of required premiums, premium payment dates and any prepaid premiums under each such policy. The Stockholders have made available to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the provisions of such policies. No notice has been received canceling or threatening to cancel or refusing to renew any of such insurance. The rights of the insured under such policies will not be terminated or adversely affected by the Closing or the consummation of the other transactions contemplated hereby. To the knowledge of the Company and the Stockholders, there is currently no basis for any insurance claim by the Company.

     5.15 Customer and Supplier Relationships.

     Attached as Schedule 5.15 is a complete and correct list of all current customers of the Company showing the sales to each for the year ended December 31, 2003 and the nine months ended September 30, 2004 and of all suppliers whose sales to the Company amounted to more than $50,000 during any of such periods showing the sales of each. Except as set forth in Schedule 5.15, with respect to any such customer or supplier or group of related customers or suppliers listed thereon, the Stockholders have no knowledge that any such customer, supplier or group of related customers or suppliers has terminated, or is likely to terminate any of its business with the Company, or materially change the terms under which it is prepared to continue doing business. Except as disclosed in
Schedule 5.15 hereto, no Stockholders or director or officer of the Company or any of their family members or Affiliates has any direct or indirect interest, either by way of stock ownership or otherwise, in any firm, corporation, association or business enterprise, which competes with, is a supplier or customer of, or is a distributor or sales agent for, or is a party to any Contract with the Company.

     5.16 Environmental Compliance.

     (a)  The  Company  holds  all  permits   required   under  all   applicable
Environmental Law (each of which is in full force and effect) for any of its current operations or for any property currently owned, leased or otherwise operated by it, and is and has been in compliance with all such permits;

     (b) There is not now has there been any disposal, release, or threatened release of Hazardous Material by the Company on, under, in, from or about any real property or any properties formerly owned or occupied by the Company, or which otherwise were related to the operations of the Company that has subjected or may subject the Company to Environmental Liabilities under any applicable Environmental Law;

     (c) The Company has not received any notice, demand, letter, claim or request for information that alleges violation of or any Environmental Liability under any Environmental Law and there are no pending, proceedings, actions, investigations, orders, decrees, or injunctions relating to or otherwise alleging any Environmental Liability under any Environmental Laws.

     (d) In connection with any property currently or formerly owned, leased or otherwise operated by the Company, the Company is in compliance with all Environmental Law in all material respects;

     (e) The Company has not engaged in or permitted any operations or activities upon any properties currently or formerly owned or occupied by the Company involving the use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Hazardous Material;

     (f) Any other properties formerly owned or occupied by the Company are not now and have not during the period of ownership or occupancy by the Company been contaminated with any Hazardous Material used or generated by the Company, and no Hazardous Material has migrated from or from properties formerly owned or occupied by the Company, onto or beneath any other property;

     (g) In relation to any property currently or formerly owned or occupied by the Company during such period(s) of ownership or occupation or thereafter, to the knowledge of the Company there have not been any civil or criminal actions, notices of violations, administrative proceedings of any Government Authority under any Environmental Law against the Company, nor any of its respective directors, employees, officers or agents and for which there was imposed any Environmental Liability under applicable Environmental Law;

     (h) The Company has not disposed of or arranged for the disposal of Hazardous Materials on any third party property that has or could subject it to Environmental Liability under any Environmental Law;

     (i) The Company has not exposed any current or former employee or Person to any Hazardous Materials or condition which has subjected or could subject the Company to any Environmental Liability under any Environmental Law or otherwise;

     (j) The Company has not assumed by agreement or otherwise any liability of any Person for investigation or remediation of Hazardous Material, compliance with Environmental Law, or any claim for personal injury, property damage or damage to natural resources related to or arising under any Environmental Law;

     (k) The Company has not been required by any Government Authority to make, nor to the knowledge of Stockholders are there any circumstances which would require the Company to make any capital or other expenditures to comply with any Environmental Law;

     (l) The Company has no existing Environmental Liability resulting from, or caused by any act, omission or condition existing prior to the Closing nor to knowledge of Stockholders are there any circumstances which could result in any such Environmental Liability.

     5.17 Absence of Certain Changes. Except as set forth in Schedule 5.17 or as otherwise disclosed in this Agreement, since September 30, 2004, the Company's business has been conducted in the ordinary course; and

     (a) There has not been: (i) any change in any liabilities of the Company reflected in Financial Statements or that should be reflected as a liability on the balance sheet or (ii) any incurrence, assumption or guarantee of any Indebtedness for borrowed money by the Company.

     (b) There has not been any commitment made, or any contract entered into, by the Company, or any waiver, amendment, termination or cancellation of any Contract by the Company, or any relinquishment of any rights hereunder by the Company, or of any other right or debt owed to the Company, other than in each such case actions taken in the ordinary course of business consistent with past practice;

     (c) There has not been any change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by the Company of current practices with regard to sales, receivables, payables or accrued expenses;

     (d) There have not been: (i) any capital expenditures or commitments in an individual amount of $25,000 or an aggregate amount in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or capital expenditures, or (ii) any sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any asset or property having a value of $25,000 or group of assets or properties having a value of $50,000, in the aggregate, other than in the ordinary course of business;

     (e) There has not been any payment, discharge or satisfaction of any liabilities of the Company, other than payments, discharges or satisfactions in the ordinary course of business, however the payments made in the ordinary course of business include the satisfaction of that certain liability in the sum of $690,000 on the Company's balance sheet which represents payment in full satisfaction of the Company's obligations in a settlement with the U.S. Government dated October 29, 2004;

     (f) There has not been the creation or imposition of any Lien (other than a "Permitted Lien") upon any of the assets and properties of the Company;

     (g) There has not been any cancellation, compromise, waiver, or release of any right or claim or Indebtedness (or series of related rights and claims);

     (h) There has not been any issuance, sale or other disposition of any capital stock of the Company, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock of the Company;

     (i) There has not been any dividend or distribution (whether in cash or in kind) or repurchase, redemption or retirement of any capital stock of the Company;

     (j) There has not been any threat or notification, orally or in writing, by one or more distributors, customers or suppliers who are, individually or in the aggregate, material to the Company of an intention to terminate or materially alter their respective business relationships or contracts with the Company, nor has any such termination or material alteration of such relationships or Contracts occurred;

     (k) There has not been any damage, destruction, or loss (whether or not covered by insurance) to the property or assets of the Company;

     (l) There has not been any loan to, or any other transaction with, any of the directors, officers, and employees of the Company;

     (m) There has not been any payment of any amount to any Person outside the ordinary course of business with respect to any Liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the transactions contemplated hereby) however the payments made in the ordinary course of business include the satisfaction of that certain liability in the sum of $690,000 on the Company's balance sheet which represents payment of the Company's obligations in a settlement with the U.S. Government on October 29, 2004;

     (n) There have not been any changes in the memorandum or articles of association or other constitutional documents of the Company and no resolution of Stockholders of the Company has been passed;

     (o) The Company has not entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with, or increased compensation, bonus or other benefits payable or potentially payable to any director, officer or employee of the Company or increased benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements for the benefit of employees generally;

     (p) There has not been any collective labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company nor have any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees occurred;

     (q) There has been no acquisition or disposal of any interest in real property and no rights to transfer any interest in the real property has been encumbered, other than the transfer of approximately 3.17 acres of land known as the 65 Hill Street property to Larry W. Cooper, in consideration of the sum of $49,000, which transfer is hereby acknowledged by Purchaser;

     (r) No material change has been made in the practices of ordering supplies and raw materials, shipping finished goods, invoicing customers and collecting debts;

     (s) Except for debt collection in the ordinary course of business and consistent with prior practice, no legal proceedings of any nature by or against the Company has been commenced;

     (t) No legally binding Contract, conditional or otherwise, to do any of the foregoing has been made.

     5.18 Assets of the Company

     (a) Schedule 5.18 lists all of the equipment owned and used by the Company in the conduct of the operation of its business.

     (b) Except as set forth in Schedule 5.18, the equipment is structurally sound and in good operating condition, ordinary wear and tear excepted, has been and is being used in the Company's business in compliance in all material respects with permits and licenses required for use or operation thereof, and Applicable Law and Environmental Law, is capable of being used for the purposes for which such equipment is now used by the Company and is sufficient to conduct its business in the manner in which it is conducted currently and as it is proposed to be conducted.

     (c) Unless otherwise indicated, the equipment described in Schedule 5.18 is valued on the books and records of the Company based on the original costs thereof, less accumulated depreciation recorded and calculated on the basis of the methodology and life specified on said schedule.

     (d) The Company owns or has valid rights to use, free and clear of all Liens except Permitted Liens, all of its assets. Such assets will be sufficient for Purchaser to continue to operate the Company in the same manner as it is conducted currently after the Closing Date and to design, manufacture, sell and deliver the products of the Company in accordance with, and in full satisfaction of, all of the requirements of the existing contracts and commitments of the Company.

     (e) Except as identified in Schedule 5.12(b), with regard to the equipment listed on Schedule 5.18, the Company is not a party to or is liable under a lease or hire, hire purchase, credit sale or additional sale agreement.

     5.19 Product Warranties; Defects; Liability. Each product designed, manufactured, sold and delivered by the Company has not been defective in any material respects, has been in conformity in all material respects with Applicable Law, Environmental Law, all Contracts and all express and implied warranties. No product designed, manufactured, sold or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 5.19 includes copies of the standard terms and conditions of sale or lease of the products and services of the Company (containing applicable guaranty, warranty, and indemnity provisions). The Company has not incurred any liability (and to the knowledge of Stockholders no basis for any present or future action or proceeding giving rise to any Liability exists) as a result of the ownership, possession, or use of any product designed, manufactured, sold and delivered by the Company, and there has been no inquiry or investigation made in respect thereof by any person including any governmental authority.


     5.20 Employees.

     Except as disclosed in Schedule 5.20:

     (a) There are no subsisting contracts for any Person to provide consulting services to the Company.

     (b) The Company has no profit-sharing, share option or share incentive schemes or other employee plans in relation to any employee and there are no collective bargaining agreements or arrangements with trade unions relating to the employees.

     (c) The Company has paid all relevant social security contributions and the Company has in all material respects complied with, discharged and fulfilled all requirements, liabilities and obligations (whether statutory or contractual) in relation to its employees including all relevant legislation and codes of practice under any Applicable Law in relation to employment or employees or employee representation.

     (d) No Liability has been incurred by the Company since December 31, 2003 for compensation for wrongful or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employees; and

     (e) No gratuitous payment has been made or promised by the Company since December 31, 2003, in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee as a result of the transactions contemplated herein or otherwise.

     (f) There is no Person previously employed by the Company who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged.

     (g) There is no outstanding, or to the knowledge of the Company and the Stockholders, threatened, claim by any employee or former employee of the Company on account of the Company's employment or termination of employment of that Person prior to the Closing Date including, without limitation, workers' compensation claims nor, to the knowledge of Stockholders, are there any circumstances likely to give rise to any such claim.

     (h) No key employee, or group of employees or any executive of the Company;

     (i) has given notice of his or her intention to resign prior to the Closing Date or within 12 months after the Closing Date nor to the knowledge of Stockholders is any key employee, group of employees or executive intending to do so;

     (ii) would become entitled to any rights (including as to compensation) as a result of the entry into, or the consummation of the transactions contemplated by this Agreement.

     (i) The Company is not a party to any agreement or engagement or practice imposing a legal obligation on it to increase the rate of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any other payments to or on behalf of, any of its former, present officers or employees, either now or at any future date.

     5.21 Affiliated Transactions.

     Except as set forth in Schedule 5.21 (a) with regard to the Company, the Company is not, nor has it been, a party to or bound by any Contract with any of its Affiliates, other than on arms-length terms which are no less favorable to the Company than those which could be obtained with a third party which is not an Affiliate and (b) no Affiliate of the Company owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used by the Company.

     5.22 No Illegal Payments.

     The Company nor any of its directors,  officers,  employees or agents,  has
(i) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (A) which violates any Applicable Law, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or might subject the Purchaser to any Damages or penalties in any civil, criminal or governmental litigation or proceeding or
(B) the non- continuation of which has had or might have a Material Adverse Effect or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     5.23 Information Technology.

     (a) Schedule 5.23 sets forth the summary details of the information technology owned or used by the Company and all material agreements or arrangements relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management and computer bureau services agreements) of the information technology owned or used by the Company have been disclosed.

     (b) Maintenance contracts are in force for each asset which it is normal to have maintained by independent or specialist contractors and for each asset which the Company is obliged to maintain or repair under a leasing or similar agreement. Those assets have been regularly maintained in accordance with safety regulations required to be observed in relation to them and the provisions of any applicable agreement.

     (c) All information technology used by or required to carry on the business of the Company and fulfill its existing contracts and commitments is either owned by or validly leased or licensed to the Company.

     (d) There are no material defects relating to the information technology owned or used by the Company, and the information technology owned or used by the Company has the capacity and performance necessary to fulfill the requirements it currently performs.

     (e) No source code or algorithms to any software owned (either solely or jointly) by the Company has been disclosed to any Person, other than in the ordinary course of business.

     5.24 Employee Plans.

     (a) Schedule 5.24 sets forth a true and complete list of each "employee welfare benefit plan " (as defined in Section 3(1) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multi-employer employee welfare benefit plan, on behalf of officers and employees of the Company (such multi-employer and other employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). With respect to each Welfare Benefit Plan, all contributions or premiums due by the Closing Date have been paid or accrued.

     (b) Schedule 5.24 sets forth a true and complete list of each "employee pension benefit plan " (as defined in Section 3(2) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multi-employer employee pension benefit plan, on behalf of officers and employees of the Company (such multi-employer and other employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). No Pension Benefit Plan is a "defined benefit plan" (as defined in Section 3 (35) of ERISA). With respect to each Welfare Benefit Plan including an "individual account Plan" (as defined in Section 3(34) of ERISA), all contributions due by the Closing Date have been made or will be made or accrued prior to the Closing Date.

     (c) Each Pension Benefit Plan, each Welfare Benefit Plan and each related trust agreement and annuity contract and insurance policy (and any other funding instruments) complies and has complied, both as to form and operation, to the extent applicable, with the provisions of (A) the Code in order to be tax qualified under Section 401(a) or 403(a) of the Code; (B) ERISA; and (C) such other Act as may be applicable. All necessary government approvals for the Pension Benefit Plans have been obtained and copies of each of the Pension Benefit Plans and each amendment thereto have been received from the Internal Service and no event has occurred or condition exists which would adversely affect such determination.

     (d) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the Code, ERISA and all other applicable laws and all reports required by any Government Authority with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed, except to the extent failure to so file would not result in an aggregate cost, fine or penalty in excess of $5,000. Future compliance with the requirements of the Code, ERISA or any other applicable laws as in effect on the Date of the Closing or any collective bargaining agreements to which the Company may be a party will not result in any increase in the rate of benefit accrual under any Pension Benefit Plan.

     (e) The Company, nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as described in Section 4975(c) of the Code), except to the extent that such violation would not result in an aggregate cost, fine or penalty in excess of $5,000.

     (f) Schedule 5.24 lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be listed, which is maintained by the Company with respect to the compensation of any of their employees.

     (g) No liability has been incurred by the Company or other trade or business under common control with the Company (as determined under Sections 414(b), 414(c), 414(m) or 414(o) of the code) ("Common Control Entity") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA. No filing has been commenced to terminate any employee pension benefit plan subject to Title IV of ERISA maintained, or wholly or partially funded, by the Company (or any Common Control Entity). Neither the Company nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the date of the Closing to any employee pension benefit plan subject to Section 4064(a) of ERISA to which the Company (or any Common Control Entity) made contributions during the five years prior to the date of the Closing, or (iv) made a complete or partial withdrawal (as each is defined in Sections 4203 and 4205, respectively, of ERISA) or a reduction in contribution base units which if sustained for three years would constitute a partial withdrawal under Section 4205 of ERISA, from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under section 4207 or 4208 of ERISA). Neither the Company, nor any Common Control Entity, including both single employer and multi-employer pension plans has engaged in a transaction designed to avoid or evade liability until Title IV of ERISA within the five years preceding the Closing Date.

     (h) There are no actions, suits or claims (other than routine claims for benefits) pending or which could reasonably be expected to be asserted against any Pension Benefit Plan or Welfare Benefit Plan; there are no civil or criminal actions pending or, to the knowledge of the Stockholders threatened against any fiduciary, Pension Benefit Plan or Welfare Benefit Plan with respect to the plan; and no Pension Benefit Plan or Welfare Benefit Plan is the direct or indirect subject of any audit, investigation or examination by any Governmental Authority and no such completed audit, investigation or examination, if any, has resulted in the imposition of any fine or penalty on any Person.

     (i) All Welfare Benefit Plans, Pension Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), and all plans, agreements, arrangements and commitments referred to in subsection (i) of this Section are legally valid and binding and in full force and effect.

     (j) No Pension Benefit Plan containing a section 401(k) cash or deferred arrangement in which employees of the Company participated has been terminated.

     5.25 Books and Records. The books and all corporate (including minute books and stock records books) and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements and no notice has been received or allegation made that a register or book is incorrect or should be rectified.

     5.26 Litigation; Compliance; Permits.

     Except as disclosed in Schedule 5.26 hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations pending, or, to the Stockholders' knowledge, threatened against, by or affecting the Company in which, individually or in the aggregate, an unfavorable determination could adversely affect by $25,000 or more the Company, or result in any liability of $25,000 or more on the part of the Company, or prevent, hinder or delay the execution and performance of this Agreement or any of the transactions contemplated hereby, or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder, or require the Purchaser to divest itself of the stock; nor has any such suit been pending within the two years prior to the date hereof. The Company has not been charged with or received notice of any violation of any applicable federal, state, local or foreign law, rule, regulation, ordinance, order or decree relating to it, or the operation of its business, and the Stockholders are not aware of any threatened claim of such violation (including any investigation) or any basis therefore.

     The Company has complied and is in compliance with, all laws, rules, regulations, ordinances, orders, judgments, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to it, its assets, employees and employment practices, except where the failure to so comply would not have an adverse effect of $25,000 or more on the Company, its business, assets, financial condition, employees and employment practices.

     The Company has all material governmental licenses, permits, approvals or other authorizations required for the conduct of its business as now conducted, all of which are in full force and effect; there is no action pending or, to the knowledge of the Stockholders, threatened, to terminate any rights under any such governmental licenses, permits or authorizations; and except as disclosed on Schedule 5.26 at the Closing, none of such licenses, permits, approvals and authorizations will be materially adversely affected by the sale of the Stock to the Purchaser or the consummation of the other transactions contemplated by this Agreement.

     5.27 Bank Accounts; Power of Attorney.

     Schedule 5.27 hereto correctly sets forth: (i) a list of all banks in which the Company has an account or safety deposit box, account number, purpose of such account or safety deposit box and the names of all persons authorized to draw thereon or have access thereto; and (ii) the names of all persons holding powers of attorney from the Company and a description of the power of attorney.

     5.28 Disclosure.

     The representations and warranties contained in this Section 5 (including the schedules and exhibits required to be delivered by Stockholders or the Company to Purchaser pursuant to this Agreement) and any certificate furnished or to be furnished by Stockholders or the Company to Purchaser do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading. To the knowledge of Stockholders, there is no material fact or complex of facts or circumstances relating to the Company which may result in a Material Adverse Effect which has not been disclosed in this Agreement to Purchaser.

     6. Representations and Warranties of Purchaser.

     The Purchaser represents and warrants to the Stockholders and the Company on the date hereof and on the Closing Date as follows:

     6.1 Corporate Status.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted.

     6.2 Authority for Agreements.

     The Purchaser has the power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Escrow Agreement have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors.

     6.3 No Conflicts.

     The execution, delivery and performance of this Agreement and the Escrow Agreement, and the consummation of the other transactions contemplated hereby and thereby, do not and will not (i) require the consent, waiver, approval, license, designation or authorization of, or declaration with, any court or any government authority or agency; or (ii) with or without the giving of notice or the passage of time or both, violate, conflict with or result in a breach or termination of, constitute a default under, accelerate or permit the acceleration of the performance required by the terms of, result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the assets of the Purchaser pursuant to, or otherwise give rise to any liability or obligation under, the certificate of incorporation or bylaws of the Purchaser or any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument, or any order, judgment, decree, statute or regulation, to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound, excluding liens created by
Purchaser in connection with obtaining debt financing to complete the transaction contemplated by this Agreement.

     6.4 Disclosure.

     The representations contained in this Section 6 and any certificate to be delivered by the Purchaser to the Company or Stockholders pursuant to this Agreement do not contain and will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6 not misleading.

     7. Covenants.

     7.1 Conduct of the Business. During the period from the date hereof to the Closing Date, the Company shall and the Stockholders shall cause the Company to conduct its business in the ordinary course of business consistent with past practice so as to maintain the same as a going concern in compliance with all legal and regulatory requirements and will not, without the prior written consent of Purchaser, permit the Company to:

     (a) amend any of its constitutional documents in any respect;

     (b) authorize for issuance, issue, sell, deliver, redeem or repurchase or agree or commit to issue, sell, deliver, redeem or repurchase (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights);

     (c) split, combine or reclassify any of its share capital, declare, set aside or pay any dividend or other distribution (whether in cash, share capital or property or any combination thereof) in respect of its share capital, make any other actual, constructive or deemed distribution in respect of its share capital or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the sale of the Stock);

     (e) (i) incur, assume or modify any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to or investments in any other person; or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens and Tax Liens for Taxes not yet due);

     (f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or exercise any discretion in relation to any such arrangement or communicate to any participant in the same an intention to do the same or pay any benefits other than in accordance with the terms thereof;

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate (other than in connection with outsourcing agreements entered into with customers of the Company);

     (h) except as may be required as a result of a change in law, change any accounting reference date of the Company or change any of the accounting principles or practices used by it or its practices in managing debtors and creditors;

     (i) cause any right or entitlement, insurance or Contract to lapse or be varied except in the ordinary course of business;

     (j) except as otherwise provided herein, enter into any new Contract obligating the Company to make payments thereunder in excess of $50,000 in any twelve-month period; or

     (k) make any substantial change in the continuation, nature or organization of the Company or take or agree in writing or otherwise to take any of the actions which would make any of the representations or warranties of the Company or Stockholders contained in this Agreement untrue or incorrect in any material respect.

        7.2     Access to Information.

     (a) Between the date hereof and the Closing Date, Stockholders will provide, or cause the Company to provide, Purchaser and its authorized representatives with reasonable access during normal business hours to the facilities of the Company, its books and records, the personnel and representatives of the Company and the customers and suppliers of the Company, provided that (i) all contact with and access to the Company shall be conducted in a manner consistent with the terms of the Confidentiality Agreement between the parties dated October 29, 2004 ("Confidentiality Agreement"), (ii) Purchaser agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Company and (iii) such access and disclosure would not violate the terms of any agreement by which Stockholders or the Company is bound or any Applicable Law.

     (b) Between the date hereof and the Closing Date, at the request of Purchaser, Stockholders and the Company shall furnish to Purchaser and its authorized representatives financial and operating data with respect to the Company prepared in a manner consistent with the Financial Statements, including tax returns.

     7.3 Non-competition Agreements.

     Non-competition agreements between MSI Acquistion Corp. as Employer, and Kevin Ferguson and Dale Gates as Employees, in the form attached hereto as Exhibit B-1 shall be executed and delivered to Purchaser at Closing. Non-competition agreements between MSI Acquisition Corp. as Purchaser, and Larry

W. Cooper, Thomas Ferguson, Jr., and Cortez A. Proctor, as Stockholders, in the form attached hereto as Exhibit B-2 shall be executed and delivered to Purchaser at Closing.

     7.4 Financial Statements.

     Prior to the Closing Date, the Stockholders and the Company shall provide the Purchaser after they are available unaudited financial statements for the years ended December 31, 2001, December 31, 2002 and December 31, 2003 and unaudited financial statements for the nine months ended September 30, 2004 in accordance with the Company's accounting policies. The Stockholders and the Company will also provide audited financial statements prepared in accordance with GAAP for the year ended December 31, 2003.

     7.5 Expenses.

     The Purchaser and the Stockholders shall bear their own respective expenses incurred in connection with this Agreement and the transaction contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement. The Company shall not pay any such expenses of the Stockholders.

     7.6 Resignations of Directors and Officers.

     The Stockholders shall provide to the Purchaser written resignations effective as of the Closing Date of all of the directors and officers, bank signatories and trustees of any pension, profit-sharing or similar plan of the Company. In the event that the Purchaser requests any bank signatory resignations, the Stockholders and the Company shall cause to be delivered to Purchaser written instructions to each bank at which the Company has an account or credit facility or at which the Company rents a safe deposit box informing such bank of the said resignations and revoking the authority of said persons to act with respect to said account or credit facility and to have access to said safe deposit box. The Stockholders and the Company shall also cause to be delivered to the Purchaser effective the Closing Date the written surrender by all persons holding powers of attorney from the Company of their authority and power to act under such powers of attorney.

     7.7 Minute Books, Stock Books and Corporate Records.

     The complete and correct minute books, certificate of incorporation, by-laws, stock certificate and transfer books, stock ledgers, financial and other corporate records and the corporate seal of the Company shall be delivered to the Purchaser by the Company on or before the Closing Date.

     7.8 Taxes.

     (a) Section 338(h)(10) Election. The Company and each Stockholder shall join with the Purchaser in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of Company stock hereunder (collectively, a Section "338(h)(10) Election"). Each Stockholder shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law, and Each Stockholder shall also pay any Tax imposed on the Company attributable to the making of the
Section 338(h)(10) Election, including any Tax imposed resulting from Sec. 1374. The Stockholders shall indemnify Purchaser and the Company against any adverse consequences arising out of any failure to pay any such Taxes, or any failure of the Company or the Stockholders in properly electing its S corporation status in 1986 and maintaining its S corporation status through and including the date of Closing. Each Stockholder shall, as a condition precedent to closing. sign the forms that are necessary to effect the 338(h)(10) Election (including, but not limited to form 8023).

     (b) Purchase Price Allocation. Purchaser, the Company, and the Stockholders agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder. Purchaser, the Company, and the Stockholders shall file all Tax Returns in a manner consistent with such allocation and values. Any dispute shall be settled by an independent appraiser or accounting firm to be mutually appointed by the Purchaser and the Stockholders' Representative.

     (c) Tax Periods Ending on or before Closing Date: The Stockholders' Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are due and filed after the Closing Date. The Stockholders' Representative shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing and the Stockholders' Representative shall authorize such revisions to the Tax Returns as are reasonably requested by the Purchaser. To the extent permitted and required by applicable law, each Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared for such Tax Returns for such periods.

     (d) Cooperation on Tax Matters.

     (i) Purchaser, the Company, and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company, and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

     (ii) Purchaser and the Company further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

     (e)  Certain  Taxes.  All  transfer,   documentary,   sales,   use,  stamp,
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company or its Stockholders when due, and the Company and its Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     (f) Tax Indemnification. Each Stockholder shall jointly and severally indemnify the Company, Purchaser, and each Purchaser affiliate and hold them harmless from and against [without duplication], any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"),
(ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and (iii) any and all Taxes of any person (other than Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

     7.9 Amendment of Lease.

     (a) At Closing, the Company and Purchaser will cause the lease dated November 18, 1997 between the Company and MSI Investments, a Florida General Partnership, for the facilities at 35 Hill Avenue, Fort Walton Beach, Florida to be duly executed, ratified and approved in the form of Exhibit D attached hereto.

     (b) At Closing the lease dated January 1, 1998 between the Company and Larry W. Cooper for the facilities at 65 Hill Avenue, Fort Walton Beach, Florida will be terminated and the facilities and associated property will be acquired by the Purchaser for $1,625,000.00, subject to the right of Larry W. Cooper to occupy the iRespond/RSS office space at 65 Hill Avenue rent free for a period of one year. The form of the Purchase Agreement and Lease Termination Agreement to be utilized in such transaction(s) and which shall be duly executed by the parties, are attached hereto as composite Exhibit E.

        7.10    Approvals and Consents

     (a) The parties shall use their respective best efforts to obtain all consents, waivers, approvals, authorizations or orders, including, without limitation, (a) all regulatory rulings and approvals of any Governmental Authority and (b) all actions, consents, approvals, novations or waivers from any party to any Contract that is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

     (b) Stockholders, the Company and Purchaser will, as promptly as practicable, take all steps necessary or desirable to obtain all consents, waivers, approvals, authorizations or orders, or make all registrations, declarations or filings with and give all notices to all applicable Government Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby.

     7.11 Additional Agreements; Reasonable Best Efforts.

     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (a) contesting any legal proceeding challenging the transactions contemplated hereby, and (b) executing any additional instruments necessary to consummate the transactions contemplated hereby and thereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     7.12 Public Announcements. On and after the date hereof and through the Closing Date, Stockholders, the Company and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required in the opinion of their counsel by Applicable Law or applicable stock exchange rule or any listing agreement of any party hereto.

     7.13 Notice of Developments.

     Each party will give prompt written notice to the other party of any development causing a breach of any of its own representations and warranties in Sections 5 and 6 above. No disclosure by any party pursuant to this Section

7.13, however, shall be deemed to amend or supplement the schedules or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

     7.14 Exclusivity.

     The extent to which Purchaser and the Stockholders have agreed to commit the resources necessary to proceed with negotiation toward the execution of definitive purchase agreements to consummate the transactions contemplated herein, is reflected in the Standstill Agreement, the terms of which are incorporated by reference herein and shall be fully operative as if set forth at length hereat until the Closing Date unless this Agreement is sooner terminated pursuant to Sections 9.1(a) or (c).

     8. Conditions Precedent.

     8.1 Conditions to Obligations of the Purchaser.

     The obligation of the Purchaser to pay the Purchase Price to the Stockholders and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by the Purchaser) at or prior to the Closing, of the following additional conditions:

     (a) Representations, Performance. The representations and warranties contained in Section 4 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby. The Stockholders and the Company shall have each duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by each prior to or on the Closing Date. The Stockholders' Representative and the Company shall have delivered to the Purchaser a certificate dated the Closing Date to the effect set forth in this Section 8.1(a).

     (b) Financial Statements. The Company shall provide Purchaser with the audited Financial Statements for the year ended December 31, 2003.

     (c) Consents Under Scheduled Contracts. All required consents to the sale of the Stock or any of the other transactions contemplated hereby under any Scheduled Contracts shall have been obtained.

     (d) Litigation. No suit, action or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damage or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of the assets, business or condition (financial or otherwise) of the Company.

     (e) Opinions of Counsel. The Purchaser shall have received a favorable opinion, addressed to the Purchaser and dated the Closing Date, of Matthews & Hawkins, P.A., counsel for the Company and the Stockholders, in the form attached hereto as Exhibit D.

     (f) Proceedings and Documentation. All corporate and other proceedings of the Company and its Stockholders in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in substance and form to the Purchaser and the Purchaser's counsel, and the Purchaser and the Purchaser's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Company is entitled and as may be reasonably requested.

     (g) Damage to Property. No portion of the plants, machinery or equipment of or occupied by the Company material to the operation of the business of the Company shall, after the date hereof and before the Closing Date, be materially damaged, destroyed or taken by condemnation or eminent domain.

     (h) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are necessary for the consummation of the transactions contemplated hereby shall have been obtained.

     (i) Escrow Agreement. The Escrow Agent, Stockholders and the Purchaser shall have executed and delivered to each other the Escrow Agreement.

     (j) Standstill Agreement. There shall have been delivered to the Purchaser the Standstill Agreement.

     (k) Non-Competition Agreements. There shall have been delivered to the Purchaser the Non- Competition Agreements of Cortez A. Proctor, Kevin Ferguson, Dale Gates, Thomas Ferguson, Jr. and Larry W. Cooper.

     (l) Good Standing Certificates. The Stockholders shall have delivered to the Purchaser certificates as of a date not more than 5 days prior to the Closing Date attesting to the good standing of the Company as a corporation in its jurisdiction of incorporation by the Secretary of State of the applicable jurisdiction.

     (m) Real Estate Lease. The Purchaser; MSI Investments, a Florida general partnership; and Larry W. Cooper shall have executed and delivered the real estate lease and transfer of property in the form annexed hereto as Exhibit F.

        8.2     Conditions to Obligations of the Stockholders and the Company.

     The obligation of the Stockholders and the Company to deliver the Stock and to satisfy their respective obligations hereunder shall be subject to the fulfillment (or waiver by the Stockholders), on or prior to the Closing Date, of the following conditions:

     (a) Representations, Performance, Etc. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Purchaser shall have delivered to the Stockholders an officer's certificate dated the Closing Date to the effect set forth above in this Section 8.2(a).

     (b) Opinion of Counsel. The Stockholders shall have received a favorable opinion, addressed to the Stockholders and dated the Closing Date, of Beckman, Lieberman & Barandes, LLP, counsel for the Purchaser, in the form attached hereto as Exhibit E.

     (c) Proceedings and Documentation. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory in substance and form to the Stockholders and Stockholders' counsel, and the Stockholders and Stockholders' counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which the Stockholders is entitled and as may be reasonably requested.

     (d) Escrow Agreement. The Escrow Agent, Stockholders and the Purchaser shall have executed and delivered to each other the Escrow Agreement.

     9. Termination; Amendment; Waiver.

     9.1 Termination.

     This Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual consent of the parties.

     (b) by the Purchaser by notice to the Company, (i) if any of the conditions set forth in Section 8.1 hereof shall not have been fulfilled by Stockholders and the Company, or (ii) if any default under or breach of any covenant, agreement or condition of this Agreement, or any misrepresentation or breach of any warranty contained herein, on the part of the Company or Stockholders shall have occurred and, after proper notice, shall not have been cured, or (iii) if the Audited Financial Statements represent a material change from the unaudited financial statements for the same periods.

     (c) by the Stockholders by notice to the Purchaser, (i) if any of the conditions set forth in Section 8.2 hereof shall not have been fulfilled by Purchaser, or (ii) if any material default under or breach of any agreement or condition of this Agreement, or any misrepresentation or breach of any warranty contained herein, on the part of the Purchaser shall have occurred and, after proper notice, shall not have been cured.

     (d) Except as set forth in paragraph (e) and in the Escrow Agreement, in the event of the failure to close the transaction contemplated hereby or termination of this Agreement pursuant to the provisions of Section 9 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders in respect of this Agreement.

     (e) If the Company and the Stockholders fail to consummate the transaction contemplated by 5:00 p.m. CST on February 2, 2005, notwithstanding that the Purchaser has fulfilled or is prepared to fulfill all of its obligations on the Closing Date, all of the conditions set forth in Section 8.2 and is not in default under or in breach of any agreement, condition, representation or warranty contained in this Agreement, the Purchaser shall be entitled to seek and obtain injunctive and other equitable relief to enforce the consummation and Closing of this Agreement in accordance with the terms hereof.

     9.2 Amendment.

     This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

     10. Survival.

     10.1 Survival.

     The representations, warranties, agreements and indemnities contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of such parties, and the completion of the transactions contemplated herein, provided that (i) all such representations, warranties, agreements and indemnities of the Company and Stockholders shall terminate two (2) years after the Closing Date, except for the representations and warranties in Sections 5.13, 5.16, 5.19 and 5.22, which shall survive indefinitely; and (ii) all such representations, warranties, agreements and indemnities of the Purchaser shall terminate two (2) years after the Closing Date.

     11. Miscellaneous.

     11.1 Stockholders' Representative.

     (a) Appointment.  The Stockholders,  and each of them, hereby appoint Larry
W. Cooper (the "Stockholders' Representative") as their agent to (i) represent, act for and on behalf of, and bind each of the Stockholders in the performance of all of their obligations arising from or relating to this Agreement, including the execution and delivery of any document, certificate or agreement required under this Agreement to be delivered by the Stockholders at the
Closing; (ii) accept delivery from the Purchaser of the cash portion of the Purchase Price to the Stockholders in the manner provided in or pursuant to this Agreement; (iii) give and receive notices and receive service of process under or pursuant to this Agreement; (iv) execute and deliver the Escrow Agreement on behalf of the Stockholders, and to represent, act for, and bind each of the Stockholders in the performance of all of their obligations and in securing all their rights arising from or relating to the Escrow Agreement; (v) if the
Stockholders' Representative determines legal action is necessary to enforce rights of the Stockholders under this Agreement to assess each Stockholder for a pro rata share of the expenses and if such Stockholder does not remit such amounts within thirty (30) days of written request to exclude such Stockholder entirely from any recovery notwithstanding anything to the contrary in this Agreement, and (vi) to deduct from the proceeds payable to any Stockholder at Closing (A) an amount required for any federal or state withholding or other tax owed by such Stockholder pursuant to the minimum withholding for this transaction required by the applicable regulatory authority and/or the Internal Revenue Service of the United States, (B) an amount required to compensate Matthews & Hawkins, P.A. for rendering legal services in the negotiation of these agreements and this transaction, and the rendering of the requisite legal opinion, and (C) an amount required to compensate Lowry and Watson, P.A. for rendering accounting services in the negotiation of these agreements and this transaction. For purposes of this Section 11.1 "pro rata" means the same proportion as that which the total cash proceeds for such Stockholder at Closing as set forth on Schedule 2.1 hereto bears to the total cash proceeds for all Stockholders at Closing as set forth on Schedule 2.1 hereto. The Stockholders' Representative hereby accepts such appointment.

     (b) Successors; Compensation; Reliance. In the event that the Stockholders' Representative shall die, become incapacitated, resign or otherwise be unable to fulfill his duties hereunder, a successor Stockholders' Representative shall be selected by the Stockholders receiving a majority of the cash portion of the Purchase Price as soon as reasonably practicable thereafter. If the Stockholders desire to remove or replace the Stockholders' Representative for any reason, any such Stockholders' Representative may be so removed or replaced by the Stockholders receiving a majority of the cash portion of the Purchase Price. The Stockholders' Representative shall receive no compensation from the Purchaser or the Stockholders for his services hereunder. Any decision, act, consent or instruction of the Stockholders' Representative shall constitute a decision of the Stockholders and shall be conclusive and binding upon the Stockholders, and the Purchaser may rely upon any such decision, act, consent or instruction of the Stockholders' Representative as being the decision, act, consent or instruction of the Stockholders.

        11.2    Consent to Jurisdiction and Waivers For Injunctive Relief.

     The Purchaser and the Stockholders each irrevocably consents that any legal action or proceeding for equitable relief which may be brought against any of them pursuant to the terms of this Agreement which arise out of or in any manner related to, this Agreement may be brought in any court of the State of New York located within New York County or in the United States District Court for the Southern District of New York. The Purchaser and the Stockholders by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. The Purchaser and the Stockholders further irrevocably consent to the service of any complaint, summons notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 11.4. The Purchaser and the Stockholders hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of the Purchaser to commence legal proceedings for equitable relief or otherwise proceed for equitable relief.

     11.3 Severability.

     If any provision of this Agreement, and, in particular, if any provision of the covenant not to compete, shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     11.4 Notices.

     All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:


                if to Purchaser:

                        MSI Acquisition Corp.
                        101 North Point Boulevard
                        Lancaster, Pennsylvania  17601-4133
                        Fax:   717-397-9503

                        Attn:  Mr. John Kelley, President

                with a copy to:

                        David H. Lieberman, Esq.
                        Beckman, Lieberman & Barandes, LLP
                        100 Jericho Quadrangle, Suite 329
                        Jericho, New York 11753
                        Fax: (516) 433-5858

               if  to  the  Company  or  Stockholders,   to  the   Stockholder's
          Representative:

                        Larry W. Cooper
                        Micro Systems, Inc.
                        35 Hill Avenue
                        Fort Walton Beach, Florida 32548
                        Fax: (850) 243-1378

               with a copy to:

                        John W. Hawkins, Esq.
                        Matthews & Hawkins, P.A.
                        4475 Legendary Drive
                        Destin, Florida 32541
                        Fax: (850) 654-1634

     (if to the Company prior to the Closing Date, to the Stockholders' Representative, as aforesaid, and after the Closing Date, to the Purchaser, as aforesaid)

or, in each case, at such other address as may be specified in writing to the other parties.

     11.5 Waiver.

     Any party may waive compliance by another with any of the provisions of this agreement. No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any other provision hereof. Any waiver must be in writing.


     11.  Publicity.

     Until the Closing, none of the Purchaser, the Company or the Stockholders shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without consulting with the other, except as may be required by Applicable Law.

     11.7 Brokers, Finders, etc.

     The Company, Stockholders and Purchaser represent and warrant to each other that they have not dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

     11.8 Assignment.

     The Purchaser may not assign any of its rights or obligations hereunder without the prior written consent of the Stockholders' Representative, except that such consent shall not be required for an assignment to a direct or indirect wholly-owned subsidiary of the Purchaser, which subsidiary, at and contemporaneously with the Closing, may be merged with the Company, provided that in the event of any such assignment and/or merger with or without the consent of the Stockholders' Representative, as the case may be, the Purchaser and any such subsidiary or merged subsidiary shall remain subject to the Purchaser's obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     11.9 Miscellaneous.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, applicable to contracts made and to be performed in Delaware. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The rights and obligations contained in this Agreement are solely for the benefit of the parties hereto and are not intended to benefit or be enforceable by any other party, under the third party beneficiary doctrine or otherwise.

     12. iRespond/RSS Line. Notwithstanding anything contained herein to the contrary, the parties are purposefully excluding, from the assets, contracts and intellectual property conveyed by this transaction the iRespond/RSS Line of products (the "iRespond/RSS Line"). The iRespond/RSS Line of products is a line of realtime testing and assessment tools, and includes that certain license from the Lemelson Foundation utilized in such products. All rights of the Company in and to, or pertaining to the iRespond Line (the "iRespond Rights"), shall be distributed by the Company to Larry W. Cooper at or before Closing. The iRespond Rights are perceived and evaluated by Purchaser as having a de minimis value, and the transfer of same shall not have a material effect on this stock purchase transaction.

     13. Counterparts. This instrument may be executed in any number of counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument with the same effect as if all parties hereto had signed the same counterpart and signature page. In making proof of this instrument, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such instrument is sought. In addition, any signature page and related notary acknowledgments may be detached from any counterpart of this instrument without impairing the legal effect of any signatures thereon, and such signature page and related notary acknowledgments may be attached to another counterpart of this instrument having attached to it one or more additional signature pages and related notary acknowledgments.


                    Signatures appear on the following pages.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                   PURCHASER

                                   MSI ACQUISITION CORP.

                                   By:     /s/ Myron Levy
                                   Title:  Vice President


                                   COMPANY

                                   MICRO SYSTEMS, INC.

                                   /s/ Cortez A. Proctor
                                   By:     Cortez A. Proctor
                                   Title:  President

                                   STOCKHOLDERS

                                   Cooper, Larry
                                   Ferguson, Thomas Jr.
                                   Ferguson, Kevin T.
                                   Gates, Dale M.
                                   Proctor, Cortez A.
                                   Landice, Anita
                                   Owens, Michael
                                   Clark, Thomas
                                   Manard, Tami
                                   Urena, Erasmo
                                   Stake, David

                                   STOCKHOLDERS' REPRESENTATIVE

                                   By: /s/ Larry W. Cooper
                                           Larry W. Cooper